Exhibit 99.1

FOR IMMEDIATE RELEASE

VERENIUM REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER

AND YEAR ENDED DECEMBER 31, 2012

— Company outperforms 2012 revenue, gross profit and operating loss guidance —

SAN DIEGO, Calif., March 27, 2013 – Verenium Corporation (Nasdaq: VRNM), a leading industrial biotechnology company focused on the development and commercialization of high-performance enzymes, today reported operating highlights and financial results for the fourth quarter and year ended December 31, 2012.

Company Highlights

Since the beginning of 2012, the Company has made important progress on both operational and financial fronts. Recent accomplishments include:

•

Selected lead enzyme candidates for the development of a next-generation phytase enzyme and a suite of non-starch polysaccharide enzymes for animal health and nutrition with partner Novus International Inc.;

•	Announced the commercial launch of Pyrolase® HT, a next-generation cellulase enzyme for use in hydraulic fracturing;

•	Completed the start-up of the Company’s new bioprocess development pilot plant facility;

•	Announced a $22.5 million, five-year secured financing with Athyrium Opportunities Fund providing the capital required to grow the business; and

•	Ended the year with unrestricted cash of $34.9 million.

“2012 was a productive year for us as we continued to make progress operationally while at the same time creating a more solid financial structure from which to grow the business and create shareholder value,” said James Levine, President & Chief Executive Officer at Verenium. “I look forward to the many opportunities that lie ahead in 2013, including the growth of our existing commercial products, the execution of new product launches from our Product Pipeline, and the potential for new partnerships that will allow us to drive the long term growth and success of our business.”

Financial Results

Revenues

Revenues for the periods ended December 31, 2012 and 2011 were as follows (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenues:
Animal health and nutrition	$8,328	$9,116	$30,849	$33,850
Grain processing	2,970	3,713	10,865	15,953
Oilseed processing	—	811	579	5,352
All other products	90	103	1,062	840

Total product	11,388	13,743	43,355	55,995
Contract manufacturing (1)	1,500	—	5,547	—
Collaborative and license	1,095	578	8,269	5,272

Total revenue	$13,983	$14,321	$57,171	$61,267

(1)	Revenue from the DSM supply agreement is reported as contract manufacturing following the sale of assets to DSM in March 2012. Revenue for Purifine and Veretase prior to the DSM transaction is reflected in oilseed processing and grain processing revenue, respectively.

Total revenues for the year ended December 31, 2012 decreased 7% to $57.2 million from $61.3 million in the prior year. Product and contract manufacturing revenues represented approximately 86% of total revenues for the year ended December 31, 2012 compared to 91% in the prior year.

Product revenue for the year ended December 31, 2012 decreased 23% to $43.4 million from $56.0 million in the prior year, primarily due to the following:

•

A decrease in grain processing revenue compared to 2011 attributed to adverse business conditions in the corn ethanol industry, resulting in plant closures and reduced operating rates, increased competitive pressure, and delays or extensions of product trials which affected new customer adoption rates.

•

The sale and license of the Company’s Purifine product for oilseed processing and Veretase product for grain processing to DSM in March of 2012, now reported as contract manufacturing revenue at lower selling prices; and

•	A decrease in animal health and nutrition due to toll manufacturing revenue included in 2011.

Product and contract manufacturing revenue from non-Phyzyme® XP products as a percentage of total product and contract manufacturing revenues decreased to 37% for the year ended December 31, 2012 compared to 46% in the prior year. Contract manufacturing revenue increased as a result of the supply agreement entered into in conjunction with the DSM sale, under which the Company produces and sells Purifine and Veretase to DSM at lower sales prices than when the Company sold directly to end customers.

Total collaborative revenue for the year ended December 31, 2012 increased to $8.3 million from $5.3 million in the prior year, primarily due to recognition of license fee revenue from Novus International, Inc. and license fees associated with the DSM transaction. This increase was offset in part by a non-recurring license fee received in 2011 for a commercial enzyme candidate previously licensed to a third party.

Product and Contract Manufacturing Gross Profit and Gross Margin

Product and contract manufacturing gross profit for the year ended December 31, 2012 decreased 22% to $16.8 million from $21.5 million in the prior year. Gross margin decreased to 34% of total product and contract manufacturing revenue for the year ended December 31, 2012, compared to 38% for the year ended December 31, 2011. Gross margin decreased primarily due to a shift in sales mix from higher margin grain processing revenue to the Company’s lower margin supply agreement with DSM, implementation of upgrade projects at the Company’s manufacturing facility which resulted in idle capacity charges, and incremental inventory reserves and write-offs associated with certain lots of inventory which did not meet defined product specifications.

Operating Expenses (excluding cost of product and contract manufacturing revenue and restructuring expense)

Excluding cost of product and contract manufacturing revenues and restructuring charges, total operating expenses related to continuing operations for the year ended December 31, 2012 increased to $34.6 million (including share-based compensation of $1.0 million) from $30 million (including share-based compensation of $0.8 million) in the prior year. For the year ended December 31, 2011, total operating expenses includes reimbursement of $1.1 million of legal fees during the first quarter of 2011 associated with the settlement of a noteholder lawsuit, which was recorded as an offset to operating expenses. Excluding this reimbursement, total operating expenses increased $3.5 million primarily due to increased research and development costs reflecting continued investment in pipeline products, additional depreciation and facility related costs associated with the Company’s new headquarters beginning in June 2012 and transaction costs associated with various financing and strategic alternatives the Company was pursuing during the first quarter of 2012.

Gain on Sale of Oilseed Processing Business

On March 23, 2012, the Company entered into an asset purchase agreement with DSM for the purchase of the Company’s oilseed processing business and concurrently entered into a license agreement, a supply agreement and a transition services agreement with DSM. The aggregate consideration received by the Company was $37 million. The $31.3 million gain on sale for the year ended December 31, 2012 was calculated as the difference between the allocated consideration amount for the oilseed processing business, and the net carrying amount of the purchased assets and liabilities, net of transaction-related costs.

Income (Loss) from Operations

Income from operations for the year ended December 31, 2012 was $21.7 million compared to loss from operations of $6.2 million for the prior year, on a GAAP accounting basis. Adjusted for the impact of restructuring expenses and the gain on sale to DSM of $31.3 million, the Company’s non-GAAP pro-forma loss from operations was $9.6 million for the year ended December 31, 2012 compared to $3.2 million for the prior year. The Company believes that excluding the impact of these items provides a more consistent measure of operating results.

Net Income (Loss) from Continuing Operations

Net income from continuing operations for the year ended December 31, 2012 was $18.3 million compared to $5.6 million for the prior year, on a GAAP accounting basis. Adjusted for the impact of restructuring expenses, non-cash items related to the change in fair value of derivative assets and liabilities and gain on the sale to DSM, the Company’s non-GAAP pro-forma net loss from continuing operations for the year ended December 31, 2012 increased to $12.2 million compared to $6.3 million for the prior year primarily due to a decrease in product and contract manufacturing gross profit and continued research and development investment in pipeline products. The Company believes that excluding the impact of these items provides a more consistent measure of operating results.

Balance Sheet

The Company ended the quarter with $34.9 million in cash and cash equivalents and $2.5 million in total restricted cash. On December 7, 2012 the Company entered into a $22.5 million secured debt financing with Athyrium Opportunities Fund (“Athyrium”). Net proceeds after estimated expenses were approximately $21.3 million. The debt bears interest at 11.5% per annum, with interest payments due quarterly over a five-year term and the principal balance due as a lump-sum payment at maturity in December 2017.

“We had a strong fourth quarter, and overall, we are pleased with our financial results for 2012,” said Jeff Black, Chief Financial Officer at Verenium. “Importantly, we secured the necessary financing that should enable us to execute on our business. At the same time, we prudently managed our operating burn during challenging market conditions.”

About Verenium

Verenium, an industrial biotechnology company, is a global leader in developing high-performance enzymes. Verenium’s tailored enzymes are environmentally friendly, making products and processes greener and more cost-effective for industries, including the global food and fuel markets. Read more at www.verenium.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include, but are not limited to, statements related to Verenium’s technology, products and product candidates and product pipeline, lines of business, operations (including Verenium’s ability to successfully negotiate and enter into future collaborations and partnerships), capabilities, commercialization activities, customer adoption rates, industry conditions, future financial performance, and near-term and longer-term growth and prospects. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to the differences include, but are not limited to, risks associated with Verenium’s strategic focus, technologies, products and product candidates and product pipeline (including Verenium’s ability to identify, develop and commercialize new products and product candidates, either independently or with collaborators or partners, and market demand for those products and product candidates), dependence on patents and proprietary rights, protection and enforcement of its patents and proprietary rights, the commercial prospects of the industries in which Verenium operates and sells products, Verenium’s dependence on manufacturing and/or license agreements, its ability to achieve milestones under existing and future collaboration agreements, the ability of Verenium and its partners to commercialize its technologies and products (including by obtaining any required regulatory approvals) using Verenium’s technologies, the timing for launching any commercial products and projects, the ability of Verenium and its collaborators to market and sell any products that it or they commercialize, the development or availability of competitive products or technologies, the future ability of Verenium to enter into and/or maintain collaboration and joint venture or partnership agreements and licenses on a timely basis or at all, and risks and other uncertainties more fully described in Verenium’s filings with the Securities and Exchange Commission, including, but not limited to, Verenium’s annual report on Form 10-K for the year ended December 31, 2011 and any updates contained in its subsequently filed quarterly reports on Form 10-Q . These forward-looking statements speak only as of the date hereof, and Verenium expressly disclaims any intent or obligation to update these forward-looking statements.

# # #

Contacts:

Sarah Carmody

Sr. Manager, Corporate Communications

858-431-8581

sarah.carmody@verenium.com

Verenium Corporation

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
		As Restated*		As Restated*
Revenues:
Product	$11,388	$13,743	$43,355	$55,995
Contract manufacturing	1,500	—	5,547	—
Collaborative and license	1,095	578	8,269	5,272

Total revenue	13,983	14,321	57,171	61,267
Operating expenses:
Cost of product and contract manufacturing revenue	8,134	8,307	32,096	34,481
Product and contract manufacturing gross profit	4,754	5,436	16,806	21,514
Product and contract manufacturing gross margin	37%	40%	34%	38%
Research and development	4,260	3,393	15,060	11,038
Selling, general and administrative	4,832	5,208	19,567	18,991
Restructuring charges	3	3	30	2,943

Total operating expenses	17,229	16,911	66,753	67,453
Gain on sale of oilseed processing business	—	—	31,278	—

Income (loss) from operations	(3,246)	(2,590)	21,696	(6,186)
Other income and expense:
Interest and other expense, net	(768)	(661)	(2,653)	(3,032)
Gain on debt extinguishment upon repurchase of convertible notes	—	—	—	15,349
Gain (loss) on net change in fair value of derivative assets and liabilities	19	136	(548)	(869)

Total other income (expense), net	(749)	(525)	(3,201)	11,448
Net income (loss) from continuing operations before income taxes	(3,995)	(3,115)	18,495	5,262
Income tax benefit (provision)	380	368	(226)	368

Net income (loss) from continuing operations	(3,615)	(2,747)	18,269	5,630
Net loss from discontinued operations	(7)	(149)	(56)	(112)

Net income (loss) attributed to Verenium	$(3,622)	$(2,896)	$18,213	$5,518

Net income (loss) per share, basic:
Continuing operations	$(0.28)	$(0.22)	$1.44	$0.45

Discontinued operations	$—	$(0.01)	$—	$(0.01)

Attributed to Verenium Corporation	$(0.28)	$(0.23)	$1.43	$0.44

Shares used in computing net income (loss) per share, basic	12,780	12,608	12,693	12,608

Verenium Corporation

Condensed Consolidated Balance Sheet Data

(unaudited, in thousands)

	December 31, 2012	December 31, 2011
		As Restated*
Cash and cash equivalents	$34,875	$28,759
Restricted cash, short term	2,500	5,000
Accounts receivable, net	10,577	11,371
Inventories, net	5,311	6,323
Other current assets	3,039	2,499
Restricted cash, long term	0	3,200
Property and equipment, net	36,798	15,611
Other noncurrent assets	676	509

Total assets	$93,776	$73,272

Accounts payable and accrued expenses	$13,266	$15,170
Deferred revenue, current	1,929	4,137
Other current liabilities	428	692
Convertible notes	—	34,851
Long term debt, at carrying value, net of current portion (face value of $25.2 million)	24,861	—
Long term lease financing obligation, net of current portion	22,020	7,135
Other long term liabilities	619	1,160
Stockholders’ equity	30,653	10,127

Total liabilities and stockholders’ equity	$93,776	$73,272

Verenium Corporation

Unaudited Supplemental and Non-GAAP Pro Forma Financial Information

(in thousands, except per share amounts)

The following unaudited supplemental and non-GAAP pro forma financial information is derived from the Company’s condensed consolidated financial statements for the three and twelve months ended December 31, 2012 and 2011, as reported under GAAP. The Company believes that such supplemental and non-GAAP financial information is helpful to understand the results of operations of the business.

Non-GAAP Pro Forma Income (Loss) From Operations

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
		As Restated*		As Restated*
Income (loss) from operations	$(3,246)	$(2,590)	$21,696	$(6,186)
Adjustments:
Gain on sale of oilseed processing business	—	—	(31,278)	—
Restructuring charges	3	3	30	2,943

Non-GAAP pro forma loss from operations	$(3,243)	$(2,587)	$(9,552)	$(3,243)

Non-GAAP Pro Forma Net Income (Loss) From Continuing Operations

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
		As Restated*		As Restated*
Net income (loss) from continuing operations	$(3,615)	$(2,747)	$18,269	$5,630
Adjustments:
Gain on sale of oilseed processing business	—	—	(31,278)	—
Restructuring charges	3	3	30	2,943
Income tax (benefit) provision (attributed to sale of oilseed processing business)	(380)	(368)	226	(368)
Gain on debt extinguishment upon repurchase of convertible notes	—	—	—	(15,349)
(Gain) loss on net change in fair value of derivative assets and liabilities	(19)	(136)	548	869

Non-GAAP pro forma net loss from continuing operations	$(4,011)	$(3,248)	$(12,205)	$(6,275)

Non-GAAP pro forma net loss from continuing operations per share, basic	$(0.31)	$(0.26)	$(0.96)	$(0.50)

*	Financial statements for 2011 have been restated to reflect the impact of revisions to the accounting for the Company’s building lease in San Diego, CA, as well as corrections for immaterial audit adjustments that were not recorded in the previously reported numbers. The adjustments resulted in the recording of a long-term building asset and related lease financing liability on the Company’s consolidated balance sheets. The impact of all adjustments on the Company’s operating results was insignificant. Refer to the Company’s Current Report on Form 8-K filed on March 14, 2013 and the Company’s Annual Report on Form 10-K to be filed on or before April 1, 2013 for more information.